EXHIBIT 4.17







                        INFINITY BROADCASTING CORPORATION
                             EMPLOYEES' 401(k) PLAN










                                  WORKING COPY
                     (INCLUDING AMENDMENTS THROUGH CLOSE OF
                               CBS/VIACOM MERGER)

                        INFINITY BROADCASTING CORPORATION
                         EMPLOYEES' 401(k) SAVINGS PLAN

                           (Effective January 1, 1988)

1.01 "Account" or "Accrued Benefit" means a Member's interest in the assets of the Trust Fund as represented by the value of his Account A, Account B, and Account C and Rollover Account which shall be determined as of any Valuation Date.

          (a) "Account A" Those assets attributable to a Member's tax-deferred contribution in accordance with Section 5.02.

          (b) "Account B" Those assets attributable to Employer contributions in accordance with Section 5.01 and 5.03.

          (c) "Account C" Those assets attributable to a Member's after-tax contributions in accordance with Section 4.01.

          (d) "Rollover Account" Those assets attributable to a Member's rollover contributions in accordance with Section 5.07

1.02               "Allocation Date" means December 31st of each Plan Year.

1.03 "Applicable Law" means the Code or ERISA, as hereinafter defined.

1.04 "Beneficiary" means the person or persons (including a trust, or the estate of the Member) designated by the Member to receive the balance, if any, of the Member's Account upon the Member's death, either before or after retirement. In addition to designating a primary Beneficiary, a Member may designate a secondary Beneficiary to receive the death benefit in the event the primary Beneficiary does not qualify or survive. If no Beneficiary has been designated, or if for any reason no person designated qualified as a Beneficiary at the time of the Member's death, or if no designated Beneficiary survives the Member, any death benefit payable hereunder upon the Member's death shall be paid in a lump sum to the spouse of the Member, and if there is no spouse, to the Member's estate.

                   If the designated Beneficiary survives the Member but dies before receiving the entire death benefit otherwise payable (and he is not survived by a secondary Beneficiary, or the secondary Beneficiary also dies), the remainder shall be paid in a lump sum, to the estate of the last surviving designated Beneficiary.

                   Notwithstanding the foregoing, with respect to any beneficiary designation the spouse of the Member shall be the primary beneficiary unless the spouse of the Member consents to the naming of another primary beneficiary. Such consent shall be in writing, and shall acknowledge the effect of such consent, and shall be witnessed by a Committee Member or by a notary public; provided, however, that if it is established to the satisfaction of the Committee that the spouse of the Member cannot be located, such consent will not be required. Any such consent shall only be effective with respect to the spouse who gives the consent. Once the spouse has consented, the Member may change his Beneficiary at any time by filing with the Committee a new Beneficiary designation on a Prescribed Form.

1.05               "Board" means the Board of Directors of the Company.

1.06               "Break in Service" means a Break in Service as defined in
Section 3.04.

1.07 "Code" means the Internal Revenue Code of 1986 as it now exists or may from time to time be amended.

1.08               Reserved

1.09 "Company" means Infinity Broadcasting Corporation and any organization which is a successor thereto.

1.10 "Compensation" means, with respect to any Plan Year, the total remuneration paid to an Employee during such Plan Year and reportable for purposes of Federal Tax Form W-2; provided however, that for purposes of determining the amount of contributions to Accounts A and B, Compensation shall include contributions made to Account A during such Plan Year. In general, Compensation shall not exceed $170,000 (as such amount may be adjusted by the Secretary of the Treasury under Section 415(d) of the Code). However, for purposes of Sections 4.01(a), 5.01, and 5.02 (other than the definition of actual deferral percentage), this limit shall be applied by including only remuneration paid to an Employee reportable for purposes of Federal Tax Form W-2 for the period during which the Employee is a Member on whose behalf contributions are being made under Sections 4.01(a), 5.01, or 5.02 of this Plan.

1.11 "Deferred Retirement" means the continued employment of an Active Member after his Normal Retirement Date.

1.12               "Effective Date" means January 1, 1988.

1.13      (a)      "Employee" means any person employed by an Employer or a
Related Company.

          (b) "Eligible Employee" means an Employee who is not an Ineligible Employee.

          (c) "Ineligible Employee" means an Employee who is ineligible for membership in the Plan because:

                   (1) the Employee is covered under a collective bargaining agreement entered into by his Employer and employee representatives, between whom retirement benefits were the subject of good faith bargaining, unless such agreement provides for the coverage of Employee under this Plan;

                   (2) the Employee is employed by a division, location or operation of the Company or of a Related Company with respect to which the Plan has not been adopted;

                   (3) the Employee is employed by CBS Corporation, provided that those individuals who, as of January 1, 1999, are the Chief Executive Officer of CBS Corporation or the Senior Vice President - Finance of CBS Corporation shall not be Ineligible Employees, for the period from January 1, 1999, until the date of the close of the CBS / Viacom merger, unless CBS Corporation ceases to be in a controlled group of corporations with the Company (within the meaning of Code section 1563(a));

                   (4) the Employee is employed by Viacom Services Inc., VI Services Corporation, or Westinghouse CBS Holding Company, Inc. provided that the individual who, as of the day following the date of the close of the CBS / Viacom merger, is the Chief Financial Officer of Infinity Broadcasting Corporation shall not be an Ineligible Employee, unless Viacom Services Inc. ceases to be in a controlled group of corporations with the Company (within the meaning of Code section 1563(a)); or

                   (5) the Employee is the General Counsel of the Company as of the day following the date of the close of the CBS / Viacom merger.

          (d) "Highly Compensated Employee" means an Eligible Employee who meets the requirements or Section 2.01 and who during the current or prior Plan Year:

                   (i) was a 5% owner of the Company, as defined in Section 416(i)(1)(B) of the Code; or

                   (ii) received Compensation from the Company in excess of $75,000; or

                   (iii) received Compensation from the Company in excess of $50,000 and was in the "top-paid group" (the top 20% of the Company's payroll) for the year; or

                   (iv) was an officer of the Company receiving Compensation exceeding 150% of the defined contribution plan dollar limit (currently $30,000) then in effect.

          (e) "Non-Highly Compensated Employee" means any Eligible Employee who meets the requirements of Section 2.01 and who is neither a Highly Compensated Employee nor a "Family Member" as that term is defined in Code
Section 414(q)(6)(B).

1.14 "Employer" means each of the following business entities (except that, in adopting the Plan for the benefit of its employees, such business entity may limit the application of the Plan to one or more of its divisions, locations or operations):

          (a)      the Company;

          (b) any subsidiary, affiliated or associated corporation (or a partnership or sole proprietorship) or other Related Company, as hereinafter defined, which elects to participate herein pursuant to Section 12.05; and

          (c)      any predecessor thereof or successor thereto.

1.15               "Entry Date" means January 1, April 1, July 1, or October 1.

1.16 "ERISA" means the Employee Retirement Income Security Act of 1974 as it now exists or may from time to time be amended.

1.17 "Hour of Service" means the unit of Service with an Employer as described in Section 3.01.

1.17.1 "Infinity Stock" means the Class A common stock of Infinity Broadcasting Corporation, or any other common stock which Infinity Broadcasting Corporation is authorized to issue at the time with respect to which such a term is used.

1.18      (a)      "Member" means any person who is included in the membership of this Plan as provided in Section 2, and who is currently an Active Member, Inactive Member, Retired Member or a Suspended Member.

          (b) "Active Member" means a Member who is working for an Employer and who is an Eligible Employee.

          (c) "Inactive Member" means a Member whose employment has terminated and who is entitled to, but has not commenced to receive, benefits in accordance with the provisions of Section 6.03.

          (d) "Retired Member" means a Member who has retired under this Plan in accordance with its provisions and has not as yet received all of the payments due to him from his Account, and shall include a formerly Inactive Member from the time he commences receiving benefits. The terms "Retired Member" shall include a Disabled Member, except where the context shall clearly indicate to the contrary.

          (e) "Disabled Member" means a Retired Member who is disabled and who is receiving or is entitled to receive the value of his Account as provided in Section 6.02.

          (f) "Suspended Member" means a previously Active Member who is still working for an Employer and has not incurred a Break in Service, but who has become an Ineligible Employee.

1.19 "Military Service" means a leave of absence from active employment of an Employer during which the Employee was in the Armed Forces of the United States of America if, after termination of such service, the Employee reenters the employ of an Employer during the period while his reemployment rights are protected by law without any intervening employment elsewhere.

                   In the event a person in Military Service fails to return to the employ of an Employer, as provided herein, he shall be considered as having terminated his employment as of the commencement of such Military Service.

1.20               "Named Fiduciary" means:

          (a) with respect to the administration of the terms of this Plan, other than the review procedure described in Section 10.02(c) and the administration of the Trust Fund, the Committee;

          (b) with respect to the review procedure detailed in Section 10.02(c), the reviewer appointed pursuant thereto; and

          (c) with respect to the administration of the Trust Fund, the Trustee.

1.21 "Normal Retirement Date" means the first day of the month coinciding with or next following the Member's 65th birthday.

                   "Normal Retirement Age" means the Member's 65th birthday.

1.22 "Permitted Leave" means any leave of absence approved by an Employer, for a period which shall not be in excess of two years, provided that upon termination of such leave of absence the Employee promptly returns to the employ of an Employer, without intervening employment (other than Military Service), except with the consent of an Employer. In the granting of any such leave, an Employer shall act in a uniform and nondiscriminatory manner with respect to all Employees similarly situated.

                   In the event a person on Permitted Leave fails to return to the employ of an Employer, as provided herein, he shall be considered as having terminated his employment as of the commencement of the Permitted Leave.

1.23 "Plan" means the Employees' 401(k) Savings Plan of the Company as described herein as of the Effective Date hereof, and as it may from time to time be amended, which Plan is intended to be a profit sharing plan pursuant to relevant provisions of the Code.

1.24               "Plan Administrator" means the Company.

1.25 "Plan Year" means a calendar year. The Plan Year shall be the limitation year for purposes of Section 415 of the Code and Section 5.04 hereof.

1.26 "Prescribed Form" means an administrative form prepared and made available by the Committee, which is prescribed by the Committee for use in applying for a benefit or in filing an election with respect to a benefit under this Plan.

1.27 "Related Company" means any business entity which, together with the Employer is:

          (a)      Included within a "Controlled Group of Corporations", under
Section 414 (b) of the Code;

          (b) Included within a commonly controlled group, under Section 414 (c) of the Code;

          (c) Included in an affiliated service group under Section 414(m) of the Code;

"Related Company" includes any division, location or operation of any Employer not included in Exhibit A.

1.28 "Service" and all terms related thereto shall have the meanings described in Section 3.

1.29 "Trust Fund" or "Fund" means all the assets which are held by the Trustee for the purposes of this Plan.

1.30 "Trustee" means the Trustee or Trustees named in the Trust Agreement referred to in Section 11 hereof and any additional or successor Trustee or Trustees from time to time acting as Trustee of the Trust Fund as provided in Section 11.02. "Trustee" shall be deemed to refer to the plural as well as to the singular, except where the context otherwise requires.

1.31 "Valuation Date" means the last day of each calendar quarter or such other day or dates established by the Committee and the Trustee for purposes of valuing contributions, distributions, withdrawals, loans, and/or Member investment election changes.

1.32 "Year of Service" means a period of Service with the Company, as described in Section 3.01(c).

1.33 "Administrative Managers" means the person(s) appointed by the Company, by written action of the Chief Executive Officer of the Company, as Administrative Managers, who are "named fiduciaries" of the Plan, within the meaning of section 402(a)(2) of ERISA, with respect to Plan administrative matters.

1.34 "Financial Managers" means the person(s) appointed by the Company, by written action of the Chief Executive Officer of the Company, as Financial Managers, who are "named fiduciaries" of the Plan, within the meaning of section 402(a)(2) of ERISA, with respect to Plan investments.

                              SECTION 2  MEMBERSHIP

2.01               Eligibility Requirements:

                   Each Eligible Employee who has attained age 21 as of January 1, 1988 shall be eligible to become a Member on such date.

                   On and after January 1, 1988, each Eligible Employee shall be eligible to become a Member on the Entry Date coinciding with or next following his attainment of age 21.

                   On and after April 1, 1998 (i) each Eligible Employee who has attained age 21 and is employed on a full-time basis by an Employer shall become a Member on the Entry Date which coincides with or next follows such Eligible Employee's commencement of such full-time employment, and (ii) each Eligible Employee who has attained age 21 and is employed on a part-time basis by an Employer shall become a Member on the Entry Date which coincides with or next follows such Eligible Employee's completion of one Year of Service (as described in Section 3.01(e)(1)(B)).

                   Each Eligible Employee upon becoming a Member shall be deemed conclusively, and for all purposes, to have assented to the terms and provisions of this Plan and shall be bound thereby.

                   Every Eligible Employee shall be notified of his eligibility by his Employer and shall designate in writing, on a Prescribed Form filed with the Committee, a Beneficiary or Beneficiaries to receive the balance in the Member's Account, if any, in the event that the death of the Member should occur before such entire balance has been paid to the Member.

2.02               Change in Employment Status:

          (a) Change From Eligible to Ineligible Status. If an Active Member becomes an Ineligible Employee because of a change in his employment status (including a transfer to the employ of a Related Company which is not an Employer), he shall not be deemed to have incurred a Break in Service, but shall become and shall remain a Suspended Member for so long as he remains in such status, and

                   (1) While he is a Suspended Member, he shall retain credit for Vesting Service prior to becoming a Suspended Member and his continued employment while a Suspended Member shall be counted as part of his Vesting Service to the extent that the requirements of Section 3.02 are satisfied.

                   (2) His Account shall continue to be revalued in accordance with Section 7.03 but he shall no longer share in the allocation of Employer contributions or forfeitures unless and until he again becomes an Active Member.

                   (3) When a Suspended Member's employment terminates for any reason, including retirement or death, he (or, in the event of his death, his Beneficiary) shall be entitled to the benefits provided under the applicable provisions of Section 6.

          (b) Chance from Ineligible to Eligible Status. If a person who has been an Ineligible Employee becomes an Eligible Employee because of a change in his employment status (including a transfer to the employ of a Related Company which is an Employer), his prior period of employment while an Ineligible Employee shall be counted as part of his Vesting Service to the extent that the requirements of Section 3.02 are satisfied.

          (c) Transfer From One Employer To Another. In the event that a Member leaves the employ of one Employer to enter directly into the employ of another Employer he shall not be deemed to have terminated his membership hereunder but shall be considered for all purposes of this Plan thereafter as an Employee of the succeeding Employer from the date of such transfer. Any such transferred Member shall receive credit for his aggregate Service with all his Employers.

                         SECTION 3  CREDITING OF SERVICE

3.01               Service in General:

          (a) The term "Service" means employment with an Employer. However, the determination of whether and to what extent "Service" includes employment with any business entity prior to the date on which it became part of the Company or a Related Company shall be made by reference to the portion of Exhibit A hereof applicable to such entity.

          (b) Terms such as "employment with an Employer", "Service with an Employer" and "working for an Employer" shall include employment with a Related Company which is not an Employer, but only for the purpose of determing his eligibility for membership in the Plan, or his eligibility for benefits under the Plan, under the limited circumstances described in Section 2.02.

          (c) The term "Year of Service" means a 12-month computation period during which an Employee completes not less than 1,000 Hours of Service for an Employer. For eligibility determination purposes, the computation period shall be the 12-month period beginning on the date the Employee begins employment with an Employer and any plan Year beginning after the date the Employee begins employment with the Employer; for purposes of determining a Member's vested percentage under Section 6.03(a), the computation period shall be the Plan Year.

          (d) In determining whether an Employee has a sufficient number of Hours of Service to be eligible for a benefit under any provision hereof, the Employee will be credited with one Hour of Service for each hour for which either:

                    (1) he is paid or entitled to payment by an Employer, for the performance of duties during the applicable Plan Year in which the duties were performed, or

                    (2) he is paid or entitled to payment by an Employer for reasons (such as vacation, holiday, sickness, temporary disability, lay-off, jury duty or Permitted Leave) other than for the performance of duties, during the applicable Plan Year, with the particular Hour of Service to be counted in the Plan Year in which the period during which no duties are performed occurs, subject to the provisions of paragraph (e) below, or

                    (3) back pay (irrespective of mitigation of damages) is awarded or agreed to by the Employer, with the particular hour (which is not included in (1) or (2) above) to be counted in the Plan Year to which the award for back pay pertains.

          (e)      Notwithstanding the provisions of (d) above:

                   (1) If an Employee's work records are not kept on an hourly basis, then his actual number of hours worked need not be determined but, in lieu thereof, a determination shall be made as follows:

                            (A)  He shall be credited with one week of Service
for each week in which he would have been credited with at least one Hour of Service pursuant to (d) above.

                            (B)  He shall be credited with one Year of Service
for each 12 month computation period in which he is credited with a least 23 weeks of Service under (A) above (with such completion of 23 weeks' service being the equivalent of having completed 1,000 Hours of Service during such year). The term "computation period" for this purpose shall have the same meaning provided in Section 3.01(c).

                            (C)  He shall be deemed to have incurred a Break in
Service if, during any Plan Year, he is not credited with at least 12 weeks of Service under (A) above (with such completion of 12 weeks' Service being the equivalent of having completed 501 Hours of Service during such year).

                   (2) For the purpose of determining the number of hours to be credited under paragraph (d) (2) above, an Employee shall be credited with the number of hours determined under Labor Department Regulations $2530.200b-2
(b) and (c). However, he shall not be credited with any Hours of Service for any hours compensated under a program run or required solely for the purpose of complying with applicable workman's compensation, unemployment compensation or disability insurance laws and in any event, he shall not be credited with more than 501 Hours of Service under paragraph (d) (2) above during any continuous period in which no duties are performed.

                   (3) The determination of an Employee's period of Service prior to the Effective Date shall be based on the records maintained with respect to this Plan and any other related records and need not be based on hours actually worked.

          (f) Periods of employment with two or more Employers (or, if applicable, with an Employer and a Related Company which is not an Employer) at the same time shall not create more than one period of Service for purposes of this Section 3.

          (g) Any special provisions applicable to the determination of Service with a particular Employer shall be set forth in Exhibit A hereof.

3.02               Eligibility Service:

                   Service requirements for eligibility are set out in Section 2.01.

3.03               Vesting Service:

                   For purposes of determining whether a Member has completed a sufficient period of Vesting Service to be eligible for a Vested Benefit pursuant to Section 6.03, or eligible for a benefit under any other provision hereof, his period of Vesting Service shall be equal to the sum of (a) and (b):

          (a) A Member shall be credited with one year of Vesting Service for each Year of Service after the Effective Date and after he first completes an Hour of Service (or since his return to Service following his last Break in Service, if any); and

          (b) any other such period of Service after the Effective Date and prior to a Break in Service, if any, to the extent that credit for such Service has been restored pursuant to Section 3.05.

3.04               Break in Service:

                   An Employee will be deemed to have incurred a "Break in Service" as of the first day of each computation period in which he fails to complete at least 501 Hours of Service (or its 12-week equivalent determined under Section 3.01(e)) after the ERISA Compliance Date whether such failure is the result of his absence from the employ of an Employer (other than for Military Service or a Permitted Leave), or of any change in the nature of his employment. In the event a Member has a Break in Service, he will forfeit all benefits accrued under the Plan, except to the extent vested pursuant to Section 6.03, subject to Section 3.05.

                   Solely for purposes of determining whether a Break in Service for vesting purposes has occurred, an Employee who is absent from work for maternity or paternity reasons shall receive credit for the Hours of Service which would otherwise have been credited to such Employee, but for such absence, or in any case in which such hours cannot be determined, 8 Hours of Service per each day of such absence. For purpose of this paragraph, an absence from work for maternity or paternity reasons means an absence (1) by reason of the pregnancy of the Employee, (2) by reason of a birth of a child of the Employee,
(3) by reason of the placement of a child with the Employee in connection with the adoption of such child by such Employee, or (4) for purposes of caring for such child for a period beginning immediately following such birth or placement. The Hours of Service credited under this paragraph shall be credited (1) in the computation period in which the absence begins if the crediting is necessary to prevent a Break in Service in that period, or (2) in all other cases, in the following computation period. Hours of Service shall not be credited to an Employee under this paragraph unless such Employee furnishes to the Committee such timely information as the Committee may require to establish that the absence from employment is for the reasons described above and to establish the number of days for which there was such an absence. No more than 501 Hours of Service shall count for any such absence.

3.05               Restoration of Vesting Service

          (a) Except as otherwise provided in (b) below, if an Employee returns to Service following a Break in Service, his Vesting Service for the period of Service prior to the Break in Service shall be restored as soon as he has completed one Year of Service. However, Vesting Service rendered after five consecutive one year Breaks in Service will not be counted in determining his vested interest under Section 6.03 in the portion of his Account attributable to Employer contributions made prior to such consecutive Breaks.

          (b) The Vesting Service for such period of Service prior to a Break in Service shall not be restored upon a return to Service if (A) the Employee had no vested interest under Section 6.03 at the time of the Break in Service and (B) the number of consecutive Breaks in Service equals or exceeds the greater of five or the period of his aggregate Vesting Service prior to such Breaks in Service.

                        SECTION 4  VOLUNTARY CONTRIBUTIONS


4.01      (a)      Voluntary Contributions:

                   A member may elect, by filing a Prescribed Form with the Committee, to contribute to his Account C for any Plan Year an amount equal to any whole percentage up to a percentage that, when combined with the Employer contributions allocated to the Accounts A and B of such Member, does not exceed the maximum annual addition provided in Sections 5.04A and 5.04B. Such contributions may be made (i) by a single cash payment at any time during the Plan Year or within 30 days thereafter on the basis of projected compensation for such Plan Year, with any amount of contribution in excess of the maximum annual addition determined under Sections 5.04A and 5.04B for such Plan Year or within 30 days thereafter on the basis of projected compensation for such Plan Year to be returned to him, or (ii) by means of periodic payroll deductions; or
(iii) by a combination of methods under (i) and (ii) above.

          (b)      Election to Contribute to Account C by Payroll Deductions

                   Any election to contribute to Account C by means of periodic payroll deduction shall be made to the Committee on a Prescribed Form. Any change in such elections may be made in the same way prior to any subsequent January 1, April 1, July 1 or October 1, but no more than one such change may be made in any Plan Year with respect to any Account. The Committee may reduce payroll deductions for any Account C to the extent necessary to prevent the Member's contributions from exceeding the maximum allowable annual contribution in any Plan Year.

                   Any Member may elect to suspend contributions to Account C at any time during the Plan Year by filing a Prescribed Form with the Committee at least 15 days before such suspension is to become effective, except that any Member who is making contributions to his Account C as of September 30 of any Plan Year may not elect to suspend contributions during October, November or December of such Plan Year. Contributions to Account C may be resumed as of any later January 1, April 1, July 1 or October 1 by filing a Prescribed Form with the Committee.

          (c)      Additional Voluntary Contributions:

                   Any Member may make a contribution to his Account C in an amount up to the excess, if any, of the amount of contributions he could have made under this Section for all prior Plan Years over the amount of such contributions actually made by him to this Plan, subject to the limitation set forth in Section 5.04A and 5.04B.

          (d)      Return of Excess Contribution:

                   If a Member's contributions in any Plan Year to his Account C exceed the total of the amounts permitted under (a) and (c) above, or if said contributions would cause the Plan to fail to meet the test appearing in the third paragraph of Section 5.02, or the limitations of Section 5.04, the Committee shall take such stops as may be necessary to cause such excess amount to be returned to the Member as soon as is practicable; but in any event such amount shall be returned to the Member prior to the time of Employer is required to make its full contribution for such Plan Year.

          (e)      Deposit of Contributions:

                   The Committee shall transfer the Member's contributions to the Trustee as soon as practicable after such contribution is made.

4.02 Any contributions made under Section 4.01 shall be subject to the test appearing in the third paragraph of Section 5.02 as if they were elective deferrals.

                 SECTION 5  EMPLOYER CONTRIBUTION - MEMBERS' TAX
                            DEFERRED CONTRIBUTIONS


5.01               Employer Contributions:

                   Such Members who are employed on the last day of a Plan Year (or who retire or experience a disability during the Plan Year) or such other Members as are established by the Board (or its designee) as eligible to receive a discretionary matching contribution may be eligible to receive a discretionary matching contribution based on their tax-deferred contributions up to as much as 5% of Compensation. Whether such a discretionary matching contribution shall be made, which Members shall be eligible to receive the discretionary matching contribution, how much of a Member's tax-deferred contributions (not exceeding 5% of Compensation) shall be eligible for matching, how much the Employer shall contribute for each dollar of tax-deferred contributions that are eligible for matching, and the other terms of such a discretionary matching contribution, are entirely within the discretion of the Board (or its designee), to be determined on an annual basis. Any such Employer discretionary matching contribution shall be made in the form of shares of Infinity Stock.

                   Except as otherwise provided in Section 5.05 and 5.06, any and all contributions made by an Employer shall be irrevocable and shall be transferred to the Trustee and held as provided in Section 11, to be used in accordance with the provisions of this Plan, in providing the benefits and paying the expenses hereof. Neither such contributions nor any income therefrom shall be used for, or diverted to, purposes other than for the exclusive benefit of Members or their Beneficiaries, and payment of expenses of this Plan.

5.02               Members' Tax-Deferred Contributions:

                   A Member may elect to defer receipt of a portion of his Compensation, and to have contributed by the Employer on his behalf to his Account A for any Plan Year, an amount equal to a whole percentage of his Compensation not less than 1% nor more than 15% (in multiples of 1%); provided, however, that in any calendar year, the total of such contributions made under this Plan and any other plan, contract or arrangement maintained by the Employer may not exceed $7,000 or such higher amount as is permitted under Section 402
(g)(5) of the Code. Such contributions shall be made by means of payroll deductions in equal or unequal amounts, as designated by the Member by filing a Prescribed Form with the Committee prior to the date such payroll deduction is to be made with respect to any Plan Year. However, during October, November and December, only a regular equal percentage of payroll may be contributed. In the event that a contribution is made to the Plan by an Employer as a result of a Member's deferral election, and a portion of the Compensation upon which such contribution is determined is later required to be repaid to the Employer, the amount of such contribution will be based on the amount of Compensation originally paid to the member, without regard to the amount of Compensation required to be returned.

                   Any election or change in such election shall be made to the Committee on a Prescribed Form, effective as of the next January 1st, April 1st, July 1st or October 1st, and such form must be filed with the Committee by the first day of the month preceding the effective date of such election; provided, however, that Members of the Plan as of January 1, 1988 may elect to commence contributions under this Section as of February 1, 1988 or March 1, 1988. A Member may cease contributions applicable to him at any time by notice in writing to the Committee on a Prescribed Form, but he may not elect to have contributions applicable to him commence until the next following January 1st, April 1st, July 1st or October 1st; provided that no suspension of contributions will be permitted during October, November or December of any Plan Year, and only one suspension will be allowed in any Plan Year.

                   Notwithstanding the foregoing, the average actual deferral percentage for the Highly Compensated Employees for any Plan Year shall not exceed the greater of (A) or (B) as follows;

                   (A) The average actual deferral percentage for the Non-Highly Compensated Employees times 1.25, or

                   (B) The average actual deferral percentage for the Non-Highly Compensated Employees times 2.0; nor shall the average actual deferral percentage exceed the average actual deferral percentage for the Non-Highly Compensated Employees by more than two percentage points.

                            The actual deferral percentage for an Employee for a
Plan Year which is calculated separately for each Employee shall be the ratio of:

                            (1)    the amount of contributions deposited to
Account A on his behalf for such Plan Year, to

                            (2)    his Compensation for such Plan Year.

                   The Committee may require any Member to reduce his contribution to a specified rate or to suspend his contribution so that the Plan will satisfy the requirement of either (A) or (B) above.

5.03 Allocation to Account B - Any Employer contributions for a Plan Year not allocated to the Accounts A of the Members shall be allocated, as of the Allocation Date at the end of such Plan Year, only among those Employees who are Active Members on such Allocation Date and who have completed a Year of Service during the Plan Year ending on such Allocation Date. Such contributions shall be allocated to all such Members in the proportion that the member's Compensation for the Plan Year bears to the Compensation of all such Members for such Plan Year. Any such Employer discretionary maching contribution shall be made in the form of shares of Infinity Stock.

5.04A.             Maximum Annual Additions.

                   The maximum "annual addition", as hereinafter defined, for any Member shall be the lesser of $30,000 (or such higher limit as permitted by law) or 25% of the Member's total Compensation from his Employers during the Plan Year (which shall be the limitation year for purposes of Section 415 of the Code).

                   The annual addition for a Member shall be the sum of:

                   (1) the total Employer contributions allocated to the Accounts A and B of such Member for the Plan Year,

                   (2) the Member's contributions to Account C for the Plan Year, and

                   (3) any forfeitures allocated to the Member's Account B for such Plan Year.

                   The annual addition for any Member shall include all such contributions and forfeitures under this or any other plans of any Employer and any Related Employer which constitute "defined contribution" plans as defined in
Section 414(i) of the Code.

                   If a Member's contributions to Account C in any Plan Year would cause the annual addition on his behalf to exceed the maximum permitted annual addition under this subsection, the Committee shall take such steps as may be necessary to cause such excess amount to be returned to the Member prior to the time his Employer makes its full contribution for such Plan Year. Nothing herein shall be construed to permit any Employer to reduce its contribution determined under Section 5.01 in order to reduce the annual addition on behalf of any Member unless such contribution itself would cause the annual addition to exceed the maximum amount provided above.

                   The provisions of Section 415 of the Code are incorporated herein by reference.

5.04B.             Dual Plan Limitation

                   If a Member is also a participant of one or more defined benefit plans of an Employer and of the Related Company, the maximum annual addition to this plan shall be reduced so that a "combined benefit factor" in excess of 1 shall not result. The "combined benefit factor" is the sum of the defined benefit plan fraction as shown under (a) below and the defined contribution plan fraction as shown under (b) below:

          (a) the defined benefit plan fraction for any Plan Year is a fraction.

                   (i) the numerator of which is the projected annual benefit of the Member (determined as of the close of the Plan Year) and

                   (ii)     the denominator of which is the lesser of

                            (A)    the product of 1.25 multiplied by the dollar
limitation under Section 415 (b) (1) (A) of the Code for such year; or

                            (B)    the product of

                                   (I)  1.4 multiplied by

                                   (II) the amount applicable to the Member
under Section 415(b)(1) of the Code above for such year.

          (b) the defined contribution plan fraction for any Plan Year is a fraction

                   (i) the numerator of which is the sum of the annual additions applicable to the Member as of the close of the Plan Year; and

                   (ii) the denominator of which is the sum of the lesser of the following amounts determined for such Plan Year and for each prior year of service with Employer

                            (A)    the product of 1.25 multiplied by the maximum
dollar amount of "annual addition" for each year as defined in Sections 415 (C)
(1) (a) and 415 (d) of the Code or

                            (B)    the product of

                                   (I)  1.4 multiplied by

                                   (II) 25% of the Member's Compensation for
such year.

5.05               Return of Contributions to an Employer Under Certain
Circumstances:

                   Notwithstanding the provisions of Section 5.01, to the extent permitted by Applicable Law, Employer contributions shall be returned to the Employer under the following circumstances:

          (a)      Mistake

                   If and to the extent that any contribution was made by a mistake in fact, the Committee may direct the Trustee to return the excess of the contribution made over the amount that would have been made had there not occurred a mistake of fact to the respective Employer at any time within one year after the payment of such contribution, and the Account of any Member affected shall be adjusted accordingly.

                   Any matching contribution under Section 5.03(a) which is attributable to any contribution which must be returned under Section 5.06 shall be deemed to have been made under a mistake of fact, and shall be returned to the Employer within 2-1/2 months after the end of the applicable Plan Year or the April 15th of the applicable calendar year, as the case may be.

          (b)      Nondeductibility

                   If and to the extent that the Internal Revenue Service determines that a contribution is not deductible under Section 404 of the Code, the Committee may direct the Funding Agent to return the contribution made by a mistake in determining the amount of the deduction to the Employer, or by a good faith mistake in determining the deductibility of the contribution, in an amount equal to the excess of the money contributed over the amount that would have been contributed had there not occurred a mistake in determining the amount of the deduction or the deductibility of the contribution, at any time within one year after the date of disallowance, and the Account of any Member affected shall be adjusted accordingly.

          (c)      Adjustments

                   Any excess contribution returned pursuant to this Section
5.05 shall be adjusted to reflect its proportionate share of the Fund's losses, if any, attributable to such excess contribution. Any earnings attributable to such excess contribution may not be returned to the Employer.

          (d)      Limitation on Rights

                   Notwithstanding any provision of this Plan to the contrary, the right or claim of any Member or Beneficiary to any asset of the Fund or to any benefit under the Plan shall be subject to and limited by the provisions of this Section 5.05.

          (e)      Failure to Qualify Initially

                   If and to the extent that the Internal Revenue Service determines that the Plan does not initially qualify under Section 401(a) of the Code, either in its entirety or with respect to any Employer, all contributions made by such Employer on or after the date as of which the failure to qualify initially is determined to have occurred shall be returned to the Employer by the Trustees, upon the direction given by the Committee to the Trustees within one year after the date of denial of qualification. The Plan thereupon shall terminate with respect to such Employer, and any assets in the Trust which are attributable to such Employer shall be returned to such Employer. Upon the return of all contributions to such Employer as provided herein, the Trust shall terminate and the Trustees, the affected Employer and the Committee shall be discharged from all obligations under the Plan and Trust.

5.06               Return of Contributions to a Member

          (a)      Return of Excess Deferrals

                   In the event that any Member's Tax-Deferred Contributions for a given taxable year, made pursuant to Section 5.02 of this Plan or to any other Plan described in Sections 401(k) or 403(b) of the Code exceed $7,000 (or such higher amount as is permitted under Section 402(g)(5) of the Code), the Member may, prior to March lst of the following calendar year, allocate the amount of such excess deferral among the plans under which such deferrals were made and notify the Committee of the amount of such allocation. Following such notification, the Committee shall, prior to the April 15th of the calendar year following the year of the excess deferral, distribute to such Member the amount of such excess deferral plus the earnings or minus the losses thereon.

          (b)      Return of Disqualifying Contributions

                   In the event that any Member's contributions under this Plan would subject to the Employer to the tax imposed by Section 4979 of the Code, such contributions plus earnings or minus losses shall be distributed to the Member no later than two and one-half months after the close of the applicable Plan Year.

                   The amount of any distribution required to be made under this
Section 5.06(b) shall be made to Highly Compensated Employees on the basis of the respective portion of the excess contributions applicable to each of such Employees.

5.07               Rollovers

                   An Eligible Employee may, with the consent of the Committee, contribute to this Plan any amount received as a distribution from a plan which is a qualified plan under Section 401(a) of the Code or a qualified rollover Individual Retirement Account under Section 408(d)(3)(A)(ii) of the Code and which distribution is an eligible rollover distribution pursuant to Section 402(c)(4) of the Code; provided such contributions made to this Plan within 60 days after it is received from the other plan or rollover Individual Retirement Account.

                   Such amount shall be held in a separate Member's Rollover Account which shall always be fully vested and non-forfeitable. The Member shall separately designate how his Rollover Account is to be invested, in accordance with Section 7. In all other respects, said Rollover Account shall be treated as provided for the Member's Account under this Plan.

                   Any contribution to a Rollover Account shall not be considered an Annual Addition for purposes of Section 5.04A or 5.04B, nor shall it be considered in determining top-heaviness under Exhibit B hereof unless such amount was distributed from a qualified plan maintained by an Employer or a Related Company.

                               SECTION 6  BENEFITS

6.01               Normal and Deferred Retirement; Early Retirement:

                   Upon a Member's retirement on or after Normal Retirement Date, there shall be payable to such Member the value of his Accounts, in the manner and at the time specified in Section 9. Upon a Member's termination of employment after attainment of age 55 and completion of 10 Years of Service, a Member may retire early and there shall be payable the full value of his Accounts, in the manner specified in Section 9.

6.02               Disability Retirement:

                   Upon a Member's retirement by virtue of his having become totally and permanently disabled, as determined by a physician satisfactory to the Committee, to such a degree that he is unable to perform his duties for any Employer, the Member shall be fully vested in the value of his Accounts. The Member's Account shall be paid to him in the manner and at the time specified in
Section 9.

6.03               Termination of Employment:

          (a) A Member's interest in his Accounts A and C and Rollover Account shall always be vested and non-forfeitable. If a Member completes an Hour of Service on or after January 1, 2000, he shall have a vested interest in his Account B determined as of the date termination of employment occurs, by multiplying the balance in his Account B by the Vested Percentage determined in accordance with the following schedule:

                   Completed Years of Vesting          Vested Percentage
                     Service at Termination              In Account B
                   --------------------------          -----------------

                   Less than 1 year                          0%
                   1 year but less than 2 years              33 1/3 %
                   2 years but less than 3 years             66 2/3 %
                   3 years or more                           100%

                   If a Member does not complete an Hour of Service on or after January 1, 2000, he shall have a vested interest in his Account B determined as of the date termination of employment occurs, by multiplying the balance in his Account B by the Vested Percentage determined in accordance with the following schedule:

                   Completed Years of Vesting          Vested Percentage
                     Service at Termination              In Account B
                   --------------------------          -----------------

                   Less than 1 year                          0%
                   1 year but less than 2 years              33%
                   2 years but less than 3 years             66%
                   3 years or more                           100%

                   A Member will be fully vested upon attaining Normal Retirement Age.

                   Upon the termination of employment of a Member for any reason other than death or retirement, the Vested Percentage of his Account B shall be determined as of his date of termination of employment, such Vested Percentage to be based on the Member's Years of Vesting Service as of such date.

                   Payments shall be made in the manner and at the time specified in Section 9.

          (b) If a distribution is made at a time when a Member has a nonforfeitable right to less than 100 percent of the account balance derived from employer contributions and the Member may increase the nonforfeitable percentage in the account:

                   (1) A separate account will be established for the Member's non-vested interest in the plan as of the time of the distribution, and

                   (2) At any relevant time the Members' nonforfeitable portion of the separate account will be equal to an amount ("X") determined by the formula:

                          X = P (AB + (RXD)) - (R X D)

For purpose of applying the formula: P is the nonforfeitable percentage at the relevant time, AB is the account balance at the relevant time, D is the amount of the distribution, and R is the ratio of the account balance at the relevant time to the account balance after distribution.

The provision described in (b) (2) above will apply only upon the re-employment of a former Member prior to the date the balance of the separate account is forfeited pursuant to Section 6.05.

6.04               Death

                   Upon the death of an Active or Suspended Member, there shall be payable to his Beneficiary the value of the Member's Accounts, and such amounts shall be payable in a lump sum.

                   Upon the death of a Retired Member who has elected to receive his Account in the form of a lump sum or in installments there shall be paid to his Beneficiary in a lump sum the remaining balance, if any, in the Member's Accounts.

                   Upon the death of an Inactive Member, there shall be paid to his Beneficiary the value of that portion of the Member's Accounts which vested pursuant to Section 6.03 as of the date his employment terminated.

                   Payment shall be made in the manner and at the time specified in Section 9.

                   A Member may change his designated Beneficiary at any time by filing a Prescribed Form with the Committee, subject to the consent of the spouse, if any. In the event that there is no designated Beneficiary living at the time of the Member's death, the balance of the Member's Account shall be paid as determined in Section 1.04.

6.05               Forfeitures:

                   If a Member terminates employment, before his Account has become vested pursuant to Section 6.03, his Account shall be forfeited effective as of the Allocation Date occurring on the first day of the Plan Year in which the termination of employment occurs. The amount forfeited shall, at the discretion of the Plan Administrator, be used to reduce the Employer's contribution obligations (either in the Plan Year ending on such Allocation Date or in a future Plan Year), used to pay the administrative costs of this Plan, reallocated to the accounts of other Members in a nondiscriminatory manner, or utilized in any other manner permissible under the Code.

                 SECTION 7  INVESTMENT AND VALUATION OF ACCOUNTS

7.01               Election of Investments:

          (a)      Accounts A and C and Rollover Account:

                   A Member shall, by electing in a manner prescribed by the Committee on a uniform basis, elect to have a whole percentage of his Accounts A and C and Rollover Account invested in one or more of the funds (provided that the total of such investments must equal 100% of such Accounts) made available by the Committee, including, beginning on July 1, 1998, the Viacom Inc. Stock Fund and, effective on April 1, 1999, the Infinity Stock Fund.

          (b)      Account B:

                   Any Employer Contribution that is allocated to a Member's Account B (under Section 5.03) shall be invested in Infinity Stock.

7.02               Change of Investments:

                   Subject to such conditions as the Committee shall prescribe on a uniform basis, a Member may from time to time reallocate in whole percentages his various fund account balances among the various available funds.

                   Following a reallocation, amounts that have been transferred shall retain the after-tax, before-tax, matching, or rollover character which was attributable to such amounts immediately prior to the reallocation. For investment reallocation directions filed effective with commencement of daily valuation under the Plan, any such reallocation direction shall become effective on the valuation date coincident with or next following the date on which such investment reallocation direction was made. A Member may elect to make unlimited reallocations with respect to his accounts in any calendar quarter.

                   A Member's reallocation request (as well as other requests and elections permitted under this Section 7) may be made on such forms and in such manner as permitted by the Committee, including through telephonic notice procedures.

7.03               Valuation:

                   As soon as practicable after each Valuation Date, the Trustees or their agent shall cause separate determinations to be made of the net value of the assets of each of the Funds as of the Valuation Date. With respect to each Fund described in
Section 7.01, the income earned since the last Valuation Date shall allocated in proportion to the average market value of the Fund's assets for each Plan Member participating in such Fund. The average market value shall be determined as the dollar-weighted average by time of receipt or disbursement of the market value at the beginning of the valuation period, contributions, disbursements, transfers and individually allocated expenses. For purposes hereof, "valuation period" means any calendar quarter; and "income earned" means the net of interest, dividends, unrealized appreciation and depreciation, capital gains and losses, and investment expenses.

                   The Trust shall be valued at least annually. All valuations shall be made at fair market value.

7.04               Statement of Accounts:

                   The Plan Administrator shall furnish to each Member, as of each March 31, June 30, September 30 and December 31 a statement of his Account; provided, however, that the initial statement shall be furnished as of March 31, 1988.

                              SECTION 8  WITHDRAWALS


8.01               Withdrawals from Account A and Rollover Account:

                   No withdrawals may be made from a Member's Account A or Rollover Account prior to the date the Member attains age 59-1/2; provided, however, that a Member may make such a withdrawal prior to the date he attains age 59-1/2 if such withdrawal is necessary because of immediate and heavy financial needs of the Member, which needs the Member is unable to meet from any other resource available to him. The amount of such withdrawal may not exceed the amount required to meet the immediate and heavy financial need. Such withdrawal also may not include earnings on contributions to Account A. The Committee shall determine the existence of such need, applying the same rules in the same or similar circumstances.

                   Upon attainment of age 59-1/2, a Member may withdraw any or all of his Account A and Rollover Account, but only one such withdrawal may be made in any calendar quarter.

                   Any withdrawal permitted under this Section 8.01 on account of the immediate and heavy financial needs of a Member will be paid entirely in cash. Other withdrawals of Accounts invested in either the Viacom Inc. Stock Fund or the Infinity Broadcasting Corporation Common Stock Fund may be distributed in-kind in Viacom Class B common stock or Infinity Broadcasting Corporation Class A common stock, respectively.

8.02               Withdrawals from Account B:

                   Withdrawals from Account B shall be subject to the limitations provided in Section 8.01, provided that such withdrawals shall be limited to the vested balance of the Member's Account B.

8.03               Withdrawals from Account C:

                   A Member may elect, on a Prescribed Form filed with the Committee, to withdraw all or a portion of the balance of his Account C (as of the Valuation Date following the date of his filing his election to withdraw). Such election to withdraw may not be made more often than once in any calendar quarter.

                   Any withdrawal permitted under this Section 8.03 of Accounts invested in either the Viacom Inc. Stock Fund or the Infinity Broadcasting Corporation Common

Stock Fund may be distributed in-kind in Viacom Class B common stock or Infinity Broadcasting Corporation Class A common stock, respectively.

                           SECTION 9  MANNER OF PAYMENT

9.01               Retirement and Termination:

                   Upon a Member's retirement or termination of employment, there shall be payable to such Member his vested interest in the value of his Accounts (as of the Valuation Date preceding the date of distribution plus any contributions made under Section 4 and Section 5.02 since that date) in accordance with (a), (b), or (c) below by filing a prescribed form with the Committee.

          (a)      as a single cash distribution of the full amount payable;

          (b) as a single cash distribution of the full amount payable, except that the portion of the Accounts invested in either the Viacom Inc. Stock Fund or the Infinity Broadcasting Corporation Stock Fund shall be distributed in-kind in Viacom Class B common stock or Infinity Broadcasting Corporation Class A common stock, respectively;

          (c) in annual, semi-annual, quarterly or monthly installments of substantially equal amounts over a fixed period of time not to exceed the joint life expectancies of the Member and his Beneficiary.

                   The amount of each annual installment under (c) above shall be determined by dividing the amount balance at the Valuation Date immediately preceding the initial distribution by the number of annual installments remaining to be paid. If payments are to be made under (c) above in other than annual installments, the amount of the annual installment determined under the preceding sentence shall be divided by the number of payments to be made within the year to determine the amount of each installment; provided, however, that the last installment will include any remaining balance of the Member's Account. If distribution of benefits is made in installment payments, the portion of the credit balance in the Member's Accounts which was not previously distributed to him shall be valued in accordance with Section 7.03.

                   Notwithstanding anything to the contrary herein contained, any distributions under (c) above shall be subject to the following limitations:

                   (1) If the Beneficiary is someone other than the Member's Spouse, the Member must anticipate receiving more than fifty percent of the value of his Account.

                   (2) If benefits are being paid under (c) above, the Member may make an irrevocable election of (i) or (ii) below, but if no election is made prior to the date payments commence, (ii) below will be deemed to have been elected:

                            (i)      If the Beneficiary is the Member's Spouse
their joint life expectancies shall be redetermined annually; if the Beneficiary is not the Member's Spouse, the Member's life expectancy shall be redetermined annually.

                            (ii)     The Member's life expectancy, or the joint
life expectancies of the Member and the Member's spouse (if the spouse is the Beneficiary) shall not be redetermined after payments commence.

                   (3) No balance to be paid on the death of a Member prior to the commencement of the Member's benefits or upon the death of the spouse shall be paid in installments over a period longer than five years from the date of death unless:

                            (a)      Payments are being made to the spouse of a
Member and begin no later than the later of one year after the Member's death or the date on which the Member would have reached age 70-1/2, and are to be paid over a period not longer than the lifetime (or life expectancy) of the spouse; or

                            (b)      Payments are being made to a non-spouse
designated Beneficiary over a period no longer than the life (or life expectancy) of the Beneficiary, and distribution to the Beneficiary commences no later than one year after the Member's death (or spouse's death, where Applicable).

                   (4) If distribution has started before the Member's death, the remaining interest will be distributed at least as rapidly as under the method being used as of the date of the Member's death.

9.02               Death:

                   Upon the death of a Member, there shall be payable to his Beneficiary the value of the Member's Accounts and payment shall be in a lump sum in cash no later than one year after the Member's death. A Member may elect, by filing a Prescribed Form with the Committee, that the value of the Member's Accounts shall be paid in a lump sum in cash, except that the portion of the Accounts invested in either the Viacom Inc. Stock Fund or the Infinity Broadcasting Corporation Stock Fund shall be distributed in-kind in Viacom Class B common stock or Infinity Broadcasting Corporation Class A common stock, respectively.

                   A Member may change his designated Beneficiary at any time by filing a Prescribed Form with the Committee, subject to Section 1.04. In the event that there is no designated beneficiary living at the time of the Member's death, the balance of the Member's Accounts shall be paid as determined in Section 1.04.

9.03               Termination or Disability Benefits:

                   The benefits of an Inactive or Disabled Member will be paid in the manner provided in Section 9.01. Such benefits will commence on what would have been his Normal Retirement Date, unless the Member requests an earlier payment date.

9.04               Requests as to Manner and Time of Payment:

          (a) If the value of the member's Account is $5,000 or less payment under this Plan shall be made as soon as practicable after the Member' s retirement or termination of employment in a lump sum.

                   If the value of the Member's Account is more than $5,000, payment shall be made at the date requested by the Member, on a Prescribed Form filed with the Committee.

                   Notwithstanding the foregoing, if a Member's termination of employment is for any reason other than retirement, and the Member does not elect a distribution at the earliest possible time, the Member's Accounts shall be transferred to interest bearing bank accounts. If termination of employment is because of retirement and the Member elects to defer distribution beyond Normal Retirement Date, the Member's Accounts shall be transferred as of his Normal Retirement Date to interest bearing bank accounts.

          (b) Payment of benefits will begin not later than 60 days after the close of the Plan Year in which the later of the following shall occur, but in no event later than the April 1st following the calendar year in which the Member attains age 70-1/2:

                   (1)      the Member's Normal Retirement Date, or

                   (2) the date on which he actually retires or terminates employment.

and such benefit shall commence at that time even if no application therefor has been filed. If an application is denied, the procedure described in Section
10.02 shall be applicable. If the amount prescribed by this Section cannot be ascertained by such date, a payment retroactive to such date may be made no later than 60 days after the earliest date on which the amount of such payment can be ascertained under the Plan.

9.05               Indirect Payment of Benefits:

                   If any Member or Beneficiary is, in the judgment of the Committee, legally, physically or mentally incapable of personally receiving and receipting for any payment due hereunder, payment may be made to the guardian or other legal representative of such Member or Beneficiary or, if none, to such other person or institution that, in the opinion of the Committee, is then maintaining or has custody of such Member or Beneficiary. Such payment shall constitute a full discharge with respect thereto.

9.06               Qualified Domestic Relations Order (QDRO):

                   Unless the Alternate Payee is an Employee or a Retired Member, any amounts segregated under this Plan for the benefit of the Alternate Payee pursuant to a QDRO shall be distributed to the Alternate Payee as soon as practicable following the qualification of the QDRO by the Plan Administrator.

9.07 Distribution Upon the Sale of a Subsidiary or of Substantially All of the Assets of a Trade or Business:

                   (a) In the event of the sale by the Company or a Related Company of its interest in a subsidiary (within the meaning of Section 409(d)(3) of the Code), a Member who continues employment with the acquirer of such subsidiary will be treated as having terminated employment, upon the sale of such interest in the subsidiary and, if the applicable requirements of Section 401(k)(10) of the Code are satisfied, may receive a distribution of his total Account from the Plan, including his tax-deferred contributions in Account A.

                   (b) In the event of the sale by the Company or a Related Company of substantially all of the assets of a trade or business, a Member who continues employment with the acquirer of such assets will be treated as having terminated employment, upon the sale of such assets and, if the applicable requirements of Section 401(k)(10) of the Code are satisfied, may receive a distribution of his total Account from the Plan, including his tax-deferred contributions in Account A. For purposes of this Section 9.07(b), whether substantially all of the assets of a trade or business have been sold shall be determined based on the facts and circumstances, provided that a television or radio station can constitute a separate trade or business without regard to whether the Company or a Related Company continues to operate one or more additional stations in the same market.

                        SECTION 10  ADMINISTRATION OF PLAN

10.01              Company:

                   The Company is the "plan sponsor" of the Plan, as described by section 3(16)(B) of ERISA, and is a "named fiduciary" of the Plan, within the meaning of section 402(a)(2) of ERISA. The Company has all responsibilities not otherwise delegated to the Administrative Managers, the Financial Managers, the Trustee, the Plan Administrator (including delegatees of the Company), or the Investment Managers, including:

          (a)   making contributions to the Plan;

          (b) amending the Plan by written resolution of the Board as provided in Section 14; and

          (c) appointing and dismissing, by written action of the Chief Executive Officer of the Company, the Administrative Managers and the Financial Managers.

In no event shall the Company or any other person or entity function or be deemed to function as a fiduciary in connection with the actions described in 10.01(a) or 10.01(b) above.

10.02              Administrative Managers:

                   The Company, acting by written action of the Chief Executive Officer of the Company, has appointed the Administrative Managers who are "named fiduciaries" of the Plan, within the meaning of section 402(a)(2) of ERISA, with respect to Plan administrative matters. Subject to the terms of the Plan, the Trust Agreement and applicable resolutions of the Board, the Administrative Managers have full and absolute discretion and authority to control and manage the operation and administration of the Plan, and to interpret and apply the terms of the Plan and the Trust Agreement. This full and absolute discretion and authority includes, but is not limited to, the power to:

          (a) interpret, construe, and apply the provisions of the Plan and Trust Agreement, and any construction adopted by the Administrative Managers in good faith shall be final and binding;

          (b) adopt Plan amendments that do not materially increase costs of the Plan to the Company, provided that such amendments will be made in writing, will be made according to procedures established by the Administrative Managers, and will be subject to the approval of the Financial Managers; and

          (c)      review appeals from the denial of benefits.

The Administrative Managers may employ, appoint, and dismiss advisors as the Administrative Managers deem necessary to carry out the provisions of the Plan and the Trust Agreement, including attorneys, accountants, actuaries, clerks, or other agents, and may delegate any of their authority and duties to such persons.

10.03              Financial Managers:

                   The Company, acting by written action of the Chief Executive Officer of the Company, has appointed the Financial Managers who are "named fiduciaries" of the Plan, within the meaning of section 402(a)(2) of ERISA, with respect to Plan investments. Subject to the terms of the Plan, the Trust Agreement and applicable resolutions of the Board, the Financial Managers shall have full and absolute discretion and authority to:

                   (a) change or terminate the existing investment Fund options offered under the Plan or establish additional investment Fund options;

                   (b) appoint and dismiss Investment Managers (as described by section 3(38) of ERISA) and the Trustee;

                   (c) provide guidelines and directions to, and monitor the performance of, Investment Managers and the Trustee;

                   (d) manage the funding, cost, and financial aspects of the Plan; and

                   (e) adopt Plan amendments that do not materially increase costs of the Plan to the Company, provided that such amendments will be made in writing, will be made according to procedures established by the Financial Managers, and will be subject to the approval of the Administrative Managers.

The Financial Managers may employ, appoint, and dismiss advisors as the Financial Managers deem necessary to carry out the provisions of the Plan and the Trust Agreement, including attorneys, accountants, actuaries, clerks, or other agents, and may delegate any of their authority and duties to such persons.

10.04              Plan Administrator:

                   The Plan Administrator is responsible for, and has authority to:

          (a) adopt rules and procedures as necessary or appropriate for Plan administration and the processing of claims for benefits;

          (b) make all initial determinations regarding claims for benefits, including authority to interpret and apply any applicable Plan provisions to the facts involved in each benefits claim, and provide notice described in Section 10.10 to any claimant whose claim is denied;

          (c) subject to guidelines provided by the Administrative Managers, direct the Trustee regarding: (i) payment of benefits to participants, and (ii) payment of the reasonable and necessary expenses of the Plan from Plan assets;

          (d) obtain fidelity bonds and fiduciary insurance coverage, in accordance with applicable provisions of ERISA; and

          (e) comply with and monitor the Plan's continued compliance with all governmental laws and regulations relating to recordkeeping and reporting of participants' benefits, other notifications to participants, registration with the Internal Revenue Service, and reports to the Department of Labor.

The Company, as the Plan Administrator, may delegate any or all of these functions to any person or persons as it deems appropriate. Such delegation need not be in writing.

10.05              Trustee:

                   The Trustee has exclusive responsibility for control and management of Plan assets, in accordance with the Trust Agreement. The Trustee is responsible for, and has authority to:

          (a) invest, manage, and control Plan assets, subject to the direction of the Financial Managers and Investment Managers appointed by the Financial Managers;

          (b) maintain records and accounts of all contributions, receipts, investments, distributions, expenses, disbursements, and all other transactions; and

          (c) prepare records, reports, statements, tax returns, and forms required to be furnished to participants or filed with the Secretary of Labor or Treasury, as required by the Trust Agreement, or the directions of the Administrative Managers.

10.06              Investment Managers:

                   Investment Managers manage and invest Plan assets subject to the Plan, the Trust Agreement, and guidelines and directions provided by the Financial Managers.

10.07              Allocation of Fiduciary Authority:

                   The Company, other Employers, the Administrative Managers, the Financial Managers, the Plan Administrator, the Trustee, and the Investment Managers (collectively, the "Plan Fiduciaries") each have individual responsibility for the prudent execution of their responsibilities assigned under this Plan, and are not responsible for acts or failures by another Fiduciary, unless the Plan provides for shared fiduciary responsibility. Plan Fiduciaries are obligated to discharge their duties with respect to the Plan solely and exclusively in the interest of Plan participants and their beneficiaries, and with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims.

                   Whenever the Plan or Trust Agreement requires one Fiduciary to provide information or direct the activities of another Fiduciary, the two may not be deemed to have shared Fiduciary responsibility. Instead, the Fiduciary giving directions or providing information is solely responsible for prudently directing or informing the other, and the Fiduciary receiving the direction or information is entitled to rely on that direction or information as proper under the Plan, the Trust Agreement, and applicable law.

                   Any individual may serve in more than one capacity. For example, the same individual may serve as an Administrative Manager and as an agent of the Company or the Plan Administrator. However, no Plan Fiduciary who is employed by an Employer or an entity in the Controlled Group of an Employer may be compensated for services to the Plan from Plan assets.

10.08              Indemnification of Fiduciaries:

                   (a) To the extent permitted by applicable law, the Board, the Administrative Managers, the Financial Managers, the Plan Administrator, the Trustee and any person to whom duties and responsibilities have been allocated or delegated under this Plan and Trust ("Covered Persons") shall be indemnified and saved harmless by the Plan and Trust from and against any and all claims of liability arising in connection with the exercise of the Covered Person's duties and responsibilities with respect to the Plan and Trust by reason of any act or omission, including all expenses reasonably incurred in the defense of such act or omission, unless:

          (i) it will be established by final judgment of a court of competent jurisdiction that such act or omission, including all expenses reasonably incurred in the defense of such act or omission, involved a violation of the duties imposed by Part 4 of Subtitle B of Title I of ERISA on the part of such Covered Person; or

          (ii) in the event of settlement or other disposition of such claim involving the Plan and Trust, it is determined by written opinion of independent counsel that such act or omission involved a violation of the duties imposed by
Part 4 of Subtitle B of Title I of ERISA on the part of such Covered Person.

                   (b) To the extent permitted by applicable law, the Trust will pay expenses (including reasonable attorneys' fees and disbursements), judgments, fines, and amounts paid in settlement incurred by the Covered Person in connection with any of the proceedings described above, provided that:

          (i) the Covered Person will repay such advanced expenses to the Trust, plus reasonable interest, if it is established by a final judgment of a court of competent jurisdiction, or by written opinion of independent counsel under the circumstances described above, that the Covered Person violated duties under Part 4 of Subtitle B of Title I of ERISA; and

          (ii) the Covered Person will make appropriate arrangements for repayment of advanced expenses.

Notwithstanding the foregoing, no such advanced expenses will be made in connection with any claim against a Covered Person that is made by the Plan, provided that upon final disposition of such claim, the expenses (including reasonable attorneys' fees and disbursements), judgments, fines, and amounts paid in settlement incurred by the Covered Person will be reimbursed by the Plan to the extent provided above.

10.09              Claims for Benefits:

                   Each Member (or Beneficiary) must file a claim with the Plan Administrator for any benefit to which that person believes he is entitled under this Plan, in accordance with procedures established by the Plan Administrator.

                   Generally, the Plan Administrator is required to decide each claim within ninety (90) days of the date on which the claim is filed. If special circumstances require a longer period for adjudication, the Plan Administrator must notify the claimant in writing of the reasons for an extension of time, and the date by which the Plan Administrator will decide the claim, before the ninety (90) day period expires. Extensions beyond ninety

(90) days after the expiration of the initial ninety (90) day period are not permitted. If the Plan Administrator does not notify the claimant of its decision to grant or deny a claim within the time specified by this section, the claim will be deemed to have been denied and the appeal procedure described in
Section 10.11 below will become available to the claimant.

10.10              Notice of Denial:

                   If the Plan Administrator denies a claim for benefits under the Plan, the claimant will receive a written notice that explains:

          (a) the specific reason for the denial, including specific eference to pertinent Plan provisions on which the denial is based;

          (b) any additional information or material necessary to perfect a claim, with an explanation of why such material is necessary, if any information would be helpful or appropriate to further consideration of the claim; and

          (c) the steps to be taken if the claimant wishes to appeal, including the time available for appeal.

10.11              Appeal of Denied Claims for Benefits:

                   Claimants must submit a written request appealing the denial of a claim within sixty (60) days after receipt of notice described by
Section 10.10. Claimants may review all pertinent documents, and submit issues and comments in writing. The Administrative Managers (or their delegate) will provide a full and fair review of all appeals from denial of a claim for benefits, and their decision will be final and binding.

                   The decision of the Administrative Managers (or their delegate) ordinarily will be given within sixty (60) days after receipt of a written request for appeal, unless special circumstances require an extension (such as for a hearing). If an extension of time for appeal is necessary, the claimant will receive written notice of the extension before the sixty (60) day period expires. The decision may not be delayed beyond one-hundred twenty (120) days after receipt of the written request for appeal. Notice of the decision on appeal will be provided in writing, and will explain the basis for the decision, including reference to applicable provisions of the Plan, in a manner calculated to be understood by the person who appealed the denial of a claim.

10.12              Exhaustion of Remedies:

                   No legal action for benefits under the Plan may be brought unless and until the following steps have occurred:

          (a) the claimant has submitted a written application for benefits in accordance with Section 10.09;

          (b) the claimant has been notified that the claim has been denied, as provided by Section 10.10;

          (c) the claimant has filed a written request appealing the denial in accordance with Section 10.11; and

          (d) the claimant has been notified in writing that the Administrative Managers (or their delegate) have denied the claimant's appeal, or the Administrative Managers have failed to act on the appeal within the time prescribed by Section 10.11.

10.13              Legal Action for Benefits:

                   No legal action for benefits under the Plan may be brought more than one year after the time described in Subsection 10.12(d) above.

                       SECTION 11  MANAGEMENT OF TRUST FUND

11.01              Trustee:

                   The Trust Fund shall be held in trust by a Trustee or Trustees appointed from time to time by the Board with such powers and duties in the Trustee or Trustees as shall be provided in the Trust Agreement between the Trustee or Trustees and the Company.

11.02              Investments:

                   The investment of the Trust Fund shall be in accordance with the provisions of the Trust Agreement between the Trustee or Trustees and the Company.

11.03              Payment of Expenses:

                   The administrative and all other expenses of the Plan shall be paid out of the Trust Fund unless paid by the Employers.

                       SECTION 12  MISCELLANEOUS PROVISIONS

12.01              Disclaimer of Liability:

          (a) It is the intention of each Employer to continue this Plan and make contributions regularly each year, but nothing contained in this Plan or the Trust Agreement by which it is implemented shall be deemed to require any Employer to make contributions under this Plan and no Employer shall be under any legal obligation to contribute to this Plan after the Plan has been terminated as herein provided.

          (b) Once a contribution has been made to the Trustee, no liability shall attach to any Employer for any payment of any benefit or claims hereunder and Members and their Beneficiaries, and all persons claiming under or through them, shall have recourse only to the Trust Fund for payment of any benefit hereunder.

          (c) The rights of the Members, their Beneficiaries and other persons are hereby expressly limited and shall be only in accordance with the provisions of the Plan.

12.02              Termination:

                   The Company reserves the right to terminate this Plan with respect to all Employers or may direct that any individual Employer withdraw from the Plan. In addition, any Employer may elect to discontinue contributions to the Plan or to terminate its participation in the Plan completely or with respect to one or more of its divisions, locations, or operations. In the event that the Plan is terminated (either wholly or partially) or if there is a complete discontinuance of contributions by any participating Employer, the amount of the Trust Fund allocable to the Account of each Employee with respect to which the Plan is being terminated shall be determined promptly and, if not already fully vested, shall become fully vested and nonforfeitable. (For this purpose a suspension of contributions which is merely a temporary cessation of contributions by any Employer shall not be deemed a complete discontinuance). Distribution to the Members thereafter shall be made in one of the manners described in Section 9 on the appropriate date or dates described in Section 6. In the sole discretion of the Committee, a Member's Account may be distributed to the Member in any manner described in Section 9.01 on any date prior to the date which otherwise would be applicable under the preceding sentence. Until fully distributed, each Account shall continue to be revalued in accordance with
Section 7.03.

12.03              Employer-Employee Relationship:

                   The establishment of this plan shall not be construed as conferring any legal or other rights upon any Employee or any person for a continuation of employment, nor shall it interfere with the rights of any Employer to discharge any Employee or otherwise act in relation to him. Each Employer may take any action (including discharge) with respect to any Employee or other person and may treat him without regard to the effect which such action or treatment might have upon him as a Member of this Plan.

12.04              Merger:

                   The merger or consolidation of any Employer with another organization shall not of itself cause the termination of this Plan or be deemed a termination of employment as to any Employee. The merger of this Plan with another retirement plan shall not of itself cause the termination of this Plan. In the case of any merger or consolidation of the Plan with, or in the case of any transfer of assets or liabilities of the Plan to, any other plan, each Member will (if the Plan then terminates) be entitled to receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated).

12.05              Inclusion and Withdrawal of Participating Employers:

                   Any subsidiary, affiliated or associated corporation (or a partnership or sole proprietorship) or other Related Company which is authorized by the Board to participate herein may elect to participate herein by action of its own Board of Directors (or other managing body). Each Employee of an Employer which commences to participate in this Plan after the Effective Date shall become a Member on the subsequent Entry Date coinciding with or next following such association or later completion of the eligibility requirements of Section 2.01. His period of Vesting Service shall be based upon his employment from the date of membership only, unless otherwise specifically provided in the authorizing resolution adopted by the Board and found in Exhibit A hereof.

                   The Company at any time in its discretion may determine that an Employer shall no longer participate in this Plan and may direct that such Employer withdraw from this Plan. Any Employer may similarly elect to terminate its participation in this Plan at any time.

12.06              Joint Employment:

                   Any Employee employed by more than one Employer shall be considered to be an Employee of each such Employer for purposes of membership in this Plan and for benefits under this Plan.

12.07              Receipt and Release:

                   Any final payment or distribution to any Member, Retired Member or his Beneficiary or his legal representative or other person to whom payment is made in accordance with this Plan shall be in full satisfaction of all claims against the Trust Fund, the Trustee, the Committee and any Employer. The Trustee, any Employer, the Committee or any of them may require a Member, Retired member or his Beneficiary or his legal representative to execute a receipt and release of all claims under this Plan upon a final payment or distribution or a receipt to the extent of any partial payment or distribution. The form of any such receipt and release shall be determined by the Trustee, the Company, the Committee or any of them that are concerned with the payment or distribution to which the receipt and release is applicable.

                      SECTION 13  NON-ALIENATION OF BENEFITS


13.01              Provisions with Respect to Assignment and Levy:

                   No benefit under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, levy or charge, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, levy upon or charge the same shall be void; nor shall any such benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefit. Notwithstanding the foregoing, the Plan shall pay benefits pursuant to a qualified domestic relations order, as defined in Section 414(p) of the Code.

13.02              Alternate Application:

                   If any Member or Beneficiary under this Plan becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit under this Plan, except as specifically provided herein, or if any benefit shall be levied upon, garnisheed or attached, then such benefit shall, in the discretion of the Committee, cease and terminate, and in that event the Committee may hold or apply the same or any part thereof to or for the benefit of such Member or Beneficiary, his spouse, children or other dependents or any of them in such manner and in such proportion as the Committee may deem proper.

                      SECTION 14  PLAN MERGERS AND TRANSFERS

14.01 Merger of Granum Communications, Inc. 401(k) Plan with and into the Plan

          (a) All individuals who were participants in the Granum Communications, Inc. 401(k) Plan ("Granum Plan") as of the end of the day on March 31, 1998, shall be eligible to participate in the Plan with respect to compensation earned on or after April 1, 1998. Employers participating in the Granum Plan shall be treated as participating Employers under Section 12.05 of the Plan. The Granum Plan shall be merged with and into the Plan, effective April 1, 1998. Amounts credited to the accounts of participants in the Granum Plan shall be transferred to the Plan, effective April 1, 1998 ("Transferred Amounts").

          (b) Transferred Amounts shall be subject to the following procedures:

                   (1)      Allocation and Accounting for Transferred Amounts:
The portion of a participant's Transferred Amount representing before-tax contributions shall be allocated to his Account A; the portion representing after-tax contributions shall be allocated to his Account C; the portion representing rollover contributions shall be allocated to his Rollover Account; and the remaining portion, if any, shall be allocated to the participant's Account B.

                   (2) Investment of Transferred Amounts: Transferred Amounts shall initially be invested as follows:

          Granum Plan Accounts                      Plan Accounts
          --------------------                      -------------
Schwab Money Market Fund                    Federated Capital Pres. Fund
Warburg Pincus Interm. Gov. Fund            MFS Bond Fund
Invesco Industrial Income Fund              MFS MIT Fund
Founders Balanced Fund                      George Putnam Fund of Boston
Warburg Pincus Internal Fund                MFS World Equity Fund
Kaufman Aggr. Growth Fund                   MFS Emerging Growth Fund

Transferred Amounts may be reallocated among investments as provided in Section 7.02.

                   (3) Vesting in Transferred Amounts: A participant's vested interest in his Transferred Amount shall be determined in accordance with the rules of Section 6.03, provided that all prior service credited under the Granum Plan shall be treated as service under the Plan, and further provided that a participant's vested interest in the Transferred

Amounts under the Plan shall be no less than his vested interest under the transferor plan determined as of the date such amounts are transferred to this Plan.

                   (4)      Distribution and Withdrawals of Transferred Amounts:
The requirements of Sections 6, 8 and 9 shall govern the withdrawal and distribution of Transferred Amounts in the same manner as if such amounts were originally contributed to this Plan, except that with respect to Transferred Amounts, participants may elect a combination of the distribution options available under Section 9.01(a) and Section 9.01(b).

14.02 Merger of American Radio Systems, Corp. Retirement Savings Plan ("ARS Plan") with and into the Plan

                   (a) The ARS Plan shall be merged with and into the Plan, effective April 1, 1999. Amounts credited to the accounts to participants in the ARS Plan shall be transferred to the Plan, effective April 1, 1999 ("Transferred Amounts").

                   (b) Transferred Amounts shall be subject to the following procedures:

                            (1)      Allocating Accounting for Transferred
         Amounts: The portion of a participant's Transferred Amount representing before-tax contributions shall be allocated to his Account A; the portion representing rollover contributions shall be allocated to his Rollover Account; and the remaining portion, if any, shall be allocated to the participant's Account B

                            (2)      Investment of Transferred Amounts:
         Transferred Amounts shall initially be invested as follows:

                  ARS Plan Accounts                 Plan Accounts
                  -----------------                 -------------

         Fidelity Retirement Money          Federated Capital Preservation
           Market Portfolio
         Fidelity Puritan Fund              The George Putnam Fund of Boston
         Fidelity Growth & Income           MFS Massachusetts Investors Trust
         Fidelity Growth Company            Fidelity Advisor Equity Growth
         Fidelity Magellan                  Fidelity Advisor Growth
                                              Opportunities

         Transferred Amount may be reallocated among investments as provided in
         Section 7.02.

                            (3)      Vesting in Transferred Amounts:  A
         participant's vested interest in his Transferred Amount shall be determined in accordance with the rules of Section 3.01 and 6.03, provided that all prior service credited under the ARS Plan shall be treated as service under the Plan, and further provided that a participant's vested interest in the Transferred Amounts under the Plan shall be no less than his vested interest under the ARS Plan determined as of the date such amounts are transferred to this Plan.

         Notwithstanding the foregoing, to the extent required under section 1.410(a)-7(g) of the Treasury Regulations, a participant's total Years of Service for purposes of vesting in the Transferred Amounts shall not be less than the number of Years of Service calculated by adding (i) the number of twelve-month Periods of Service calculated through April 1, 1999 under the ARS Plan, plus (ii) the number of Years of Service during all of 1999 and thereafter calculated under Section 3.1 of the Plan.

                            (4) Withdrawal of Transferred Amounts: The requirements of Section 8 shall govern the withdrawal of Transferred Amounts in the same manner as if such amounts were originally contributed to this Plan, except that, with respect to Transferred Amounts, the following special rules apply: (a) participants are not limited to one withdrawal per Plan Year for post age 59 1/2 withdrawals described in Section 8.01 or 8.02; (b) the portion of the Transferred Amount allocated to the Rollover Account can be withdrawn at any time, without restrictions; and (c) any withdraw of a portion of the Transferred Amount that represents amounts transferred from the Henry Broadcasting Company 401(k) Profit Sharing Plan may be made in the form of a qualified joint and survivor annuity.

                            (5) Distribution of Transferred Amounts: The requirements of Sections 6 and 9 shall govern the distribution of Transferred Amounts in the same manner as if such amounts were originally contributed to this Plan, except that with respect to Transferred Amounts, the following special rules apply: (a) participants may elect an in-kind distribution option (other than employer stock); and (b) participants may also elect (with spousal consent, to the extent an annuity option other than a joint and 50% survivor annuity is elected)) the following distribution options to the extent that the Transferred Amount represents amounts transferred to the ARS Plan from the Henry Broadcasting Company 401(k) Profit Sharing
         Plan:

                            (i) In-kind installment payments (except not in employer stock);
                            (ii)     Single life annuity;

                            (iii)    Joint and 50% survivor annuity; and
                            (iv)     Other qualifying annuity contract


14.03 Merger of Alta Broadcasting Employee Savings & Protection Plan ("Alta Plan") with and into the Plan

                   (a) The Alta Plan shall be merged with and into the Plan, effective January 4, 2000. Amounts credited to the accounts of participants in the Alta Plan shall be transferred to the Plan, effective January 4, 2000 ("Alta Transferred Amounts"), based on Alta Plan account balances as of the end of the day on January 3, 2000.

                   (b) Alta Transferred Amounts shall be subject to the following procedures:

                            (1)      Allocating and Accounting for Alta
                  Transferred Amounts: The portion of a participant's Alta Transferred Amount representing before-tax contributions shall be allocated to his Account A; the portion representing rollover contributions shall be allocated to his Rollover Account; and the remaining portion, if any, shall be allocated to his Account B.

                            (2)      Investment of Alta Transferred Amounts:
                  Alta Transferred Amounts shall initially be invested as follows:

                             Alta Plan Accounts              Plan Accounts
                             ------------------              -------------
                  Mass Mutual Destiny Aggressive Fund        MFS MIT Fund
                  Mass Mutual Destiny Conservative Fund      Fleet Stable Asset
                                                               Fund
                  Mass Mutual Destiny International Equity   MFS World Equity
                                                               Fund
                  Mass Mutual Destiny Moderate Fund          The George Putnam
                                                               Fund of Boston

                  Alta Transferred Amounts may be reallocated among investments as provided in Section 7.02.

                           (3) Vesting in Alta Transferred Amounts: A participant's vested interest in his Alta Transferred Amount shall be determined in accordance with the rules of Sections
                  3.01 and 6.03, provided that all prior service credited under the Alta Plan shall be treated as service under the Plan, and further provided that a participant's vested interest under the Plan shall be no less than his vested interest under the Alta Plan determined as of the date the Alta Transferred Amounts are transferred to this Plan.

                           (4) Withdrawal of Alta Transferred Amounts: The requirements of Section 8 shall govern the withdrawal of Alta Transferred Amounts in the same manner as if such amounts were originally contributed to this Plan, except that, with respect to Alta Transferred Amounts, participants are not limited to one withdrawal per calendar quarter for post age 59 1/2 withdrawals described in Section 8.01 or 8.02.

                           (5)      Distribution of Alta Transferred Amounts:
                  The requirements of Sections 6 and 9 shall govern the distribution of Alta Transferred Amounts in the same manner as if such amounts were originally contributed to this Plan, except that with respect to the complete Account (including the Alta Transferred Amounts) participants who have attained age 55 on or before January 4, 2000 are not required to complete any Years of Service to be eligible for the early retirement benefit under Section 6.01.

14.04 Trust-to-Trust Transfer of Accounts from the CBS Employee Investment Fund ("EIF") into the Plan

                   (a) Accounts under the EIF of individuals who became Eligible Employees effective January 1, 2000, pursuant to Plan amendment, and who, on December 31, 1999, were eligible to participate in the EIF ("EIF Transferred Employees"), shall be transferred into the Plan, pursuant to a trust-to-trust transfer, effective January 14, 2000 (the "EIF Transferred Amounts"), based on EIF account balances as of the end of the day on January 13, 2000.

                   (b) EIF Transferred Amounts shall be subject to the following procedures:

                            (1)      Allocating and Accounting for Transferred
                  Amounts: The portion of a participant's EIF Transferred Amount representing before-tax contributions shall be allocated to his Account A; the portion representing rollover contributions shall be allocated to his Rollover Account; and the remaining portion, if any, shall be allocated to his Account B.

                            (2)      Investment of EIF Transferred Amounts:
                  EIF Transferred Amounts shall initially be invested as follows:

                         EIF Accounts                      Plan Accounts
                         ------------                      -------------

                  Company Stock Fund                   CBS Corporation Stock
                                                          Fund
                  International Equity Index Fund      MFS World Equity Fund
                  Infinity Broadcasting Corporation    Infinity Broadcasting
                    Stock Fund                            Corporation Stock Fund
                  Long-Term Life Cycle Fund            The George Putnam Fund
                                                          of Boston
                  Medium-Term Life Cycle Fund          The George Putnam Fund
                                                          of Boston
                  Short-Term Life Cycle Fund           The George Putnam Fund
                                                          of Boston
                  Small Cap U.S. Equity Fund           S&P 500 Index Fund
                  Stable Value Fund                    Fleet Stable Asset Fund
                  S&P 500 Index Fund                   S&P 500 Index Fund
                  Value U.S. Equity Fund               S&P 500 Index Fund

                  EIF Transferred Amounts may be reallocated among investments as provided in Section 7.02.

                            (3) Vesting in EIF Transferred Amounts: An EIF Transferred Employee's vested interest in his EIF Transferred Amount shall be determined in accordance with the rules of Sections 3.01 and 6.03, provided that all prior vesting service credited under the EIF shall be treated as Years of Service under the Plan, and further provided that (i) an EIF Transferred Employee's vested interest under the Plan shall be no less than his vested interest under the EIF determined as of the date the EIF Transferred Amounts are transferred to this Plan, and (ii) an EIF Transferred Employee whose first vesting computation period under the Plan begins before the last day of the preceding vesting computation period under the EIF, and is credited with 1,000 hours of service in both such vesting computation period under the EIF and such vesting computation period under the Plan will be credited with two Years of Service for these vesting computation periods.

                            (4) Grandfathered Rights: To the extent EIF Transferred Amounts include amounts transferred to the EIF prior to January 1, 2000 from other qualified plans pursuant to trust-to-trust transfers, described below, such amounts are subject to the following special grandfather rules:

                                  (i)      Midwest.  Rollover account amounts
                           transferred from the Midwest Communications, Inc. Retirement Savings Plan to the EIF, effective April 30, 1992, are available for in-service distributions at any time (in amounts not less than $1000).

                                  (ii)     WCCO.  Rollover account amounts
                           transferred from the WCCO Television, Inc. AFTRA 401(k) Plan to the EIF, effective September 2, 1992, are available for in-service distributions at any time (in amounts not less than $1000).

                                  (iii)    WSP. With respect to amounts
                           transferred from the Westinghouse Savings Program to the EIF, effective January 2, 1998, (I) a vested participant may make in-service withdrawals for any reason and at any time from his or her after-tax and matching contribution accounts and (II) a participant who has retired under a CBS Corporation (or affiliate) pension plan, or who suffers a disability, may elect total or partial distributions.

                              SECTION 15  AMENDMENTS

15.01              Company's Rights:

                   The Company reserves the right, acting by written resolution of the Board or its delegates, at any time, and from time to time, to amend, in whole or in part, any and all of the provisions of the Plan. The Administrative Managers and Financial Managers may also adopt certain Plan amendments in accordance with Subsections 10.02(b) and 10.03(e). Notwithstanding the above, no part of the assets of the Plan shall, by reason of any amendment, be used for or diverted to purposes other than for the exclusive benefit of the Members and their Beneficiaries under the Plan and to pay Plan expenses. In addition, subject to Sections 5.05 and 5.06, (a) no amendment shall eliminate or reduce benefits that have already accrued and that are protected under section 411(d)(6) of the Internal Revenue Code, and (b) if the vesting schedule of the Plan is amended, in the case of an Employee who is a Member as of the later of the date such amendment is adopted or the date it becomes effective, the nonforfeitable percentage (determined as of such date) of such Employee's benefit will not be less than the percentage computed under the Plan without regard to such amendment. Any amendments to the Plan, whether made by the Company, the Administrative Managers, the Financial Mangers, or persons to whom they have delegated authority, shall be made by such persons in their capacities as agents of the Company and not in their capacities as fiduciaries of the Plan.

                             SECTION 16  CONSTRUCTION


16.01 The provision of this Plan shall be construed, regulated and administered according to the laws of the State of New York and any other Applicable Law.

                   Wherever applicable, the masculine pronoun as used herein shall be deemed to include the feminine pronoun, and the singular shall be deemed to include the plural.

                     SECTION 17  TRUST  AGREEMENT AND EXHIBITS

17.01 The Trust Agreement, and Exhibits attached hereto are hereby made a part of this Plan.

                   SECTION 18  ELIGIBLE ROLLOVER DISTRIBUTIONS

18.01 This Article applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this Article, a distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

18.02              Definitions:

                   (a) Eligible rollover distribution: An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under section 401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

                   (b) Eligible retirement plan: An eligible retirement plan is an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code, an annuity plan described in section 403(a) of the Code, or a qualified trust described in section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

                   (c) Distributee: A distributee includes an employee or former employee. In addition, the employee's or former employee's surviving spouse and the employee's or former employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

                   (d) Direct Rollover: A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

Executed this _____ day of _________________, _____.




                                              BY _______________________________

                                    EXHIBIT A

                                    RESERVED

                                    EXHIBIT B

                                    TOP-HEAVY

                   1. Effective Date - The provisions of this Exhibit B shall become effective for the first Plan Year after 1983 in which this Plan is Top-Heavy.

2.                 Definitions

          (a) "Key Employee" shall mean any employee or former employee (and the beneficiaries of such employee) who at any time during the determination period was an officer of the Employer if such individual's annual compensation for a Plan Year exceeds 150 percent of the dollar limitation under section 415(c) (1) (A) of the Code, an owner (or considered an owner under section 318 of the Code) of one of the ten largest interests in the Employer if such individual's compensation for a Plan Year exceeds 100 percent of such dollar limitation, a 5-percent owner of the Employer, or a 1-percent owner of the Employer who has an annual compensation for a Plan Year of more than $150,000. The determination period is the Plan Year containing the Determination Date and the 4 preceding Plan Years. The determination of who is a Key Employee will be made in accordance with Section 416 of the Code and the Regulations issued thereunder. For purposes hereof "compensation" means the total pay for purposes of Federal Tax Form W-2 paid to an Employee during a Plan Year.

          (b) "Top-Heavy Plan Year" means, with respect to any Plan Year that begins after 1983, any such year in which the Top-Heavy Ratio exceeds 60%.

          (c) "Compensation" means that term as defined in Section 1.10, subject to the limitation that, the maximum Compensation for an Employee shall be $200,000 or such higher amount as is permitted for such Plan Year under
Section 416(d) of the Code and the Regulations issued thereunder.

          (d) "Top-Heavy Ratio" means, as of the Determination Date for a Plan Year (last day of the preceding Plan Year), the ratio of (i) below to (ii) below:

                   (i)    the sum of (A) and (B)

                            (A)      the aggregate present values of accrued
benefits for all Key Employees under this Plan, plus

                            (B)      the aggregate account values and the
aggregate present values of accrued benefits for all Key Employees under all other plans in the Aggregation Group in which this Plan is included,

                   (ii) all such aggregate values for all individuals under all plans in such Aggregation Group.

In determining the value of any individual's account or the present value of his accrued benefit under this Plan or any other plan in the Aggregation Group:

                            (1)      the value of such account or the present
value of such accrued benefit shall be increased by the aggregate distributions made with respect to such individual from such plan during the five (5) year period ending on the Determination Date;

                            (2)      rollover contributions and transfers from
other plans shall not be taken into account to the extent provided under Section 416 of the Code and the regulations thereunder;

                            (3)      for Plan Years beginning after December 31,
1984, if any person has not period services for the Employer or any Related Company at any time during the five (5) year period ending on the Determination Date, then the present value of the Member's accrued benefits and account balances shall not be taken into account; and

                            (4)      in the case of a defined benefit plan, the
present value of such accrued benefit shall be determined by using actuarial assumptions set forth for such purpose in such Plan.

          (e) "Aggregation Group" means all plans of the Employer and any Related Company (including terminated Plans) in which one or more Key Employees are participants, and all other plans maintained by the Employer or any Related Company that enable any plan in which a Key Employee is a participant to comply with the coverage and nondiscrimination requirements of Section 401 (a) (4) or 410 of the Code; and all plans of the Employer and any Related Company that the Employer designates as part of the Aggregation Group provided the resulting Aggregation Group meets the coverage and nondiscrimination requirements of Sections 401 (a) (4) and 410 of the Code.

3. Determination of Top-Heaviness - For the purpose of making a determination as to the top-heaviness of this Plan under Section 416(g) of the Code, this Plan will be aggregated with any other plan maintained by the Employer and/or a Related

Employer in the Aggregation Group. Pursuant to Section 416(g), the Top-Heavy Ratio for Key Employees for any Plan Year shall be determined as of the last day of the preceding Plan Year ("Determination Date") based on the actuarial assumptions set forth in the defined benefit plan for the purpose of determination of top-heavy, and the present value of Accrued Benefits determined by such assumption as of the Valuation Date, under the defined benefit plan, and the value of Accounts under this Plan. The Valuation Date shall be the first day of the Plan Year in which such Determination Date occurs for a defined benefit plan, and shall be the last day of the Plan Year for a defined contribution plan. The Determination Date for the first Plan Year shall be December 31, 1988.

                   Any Employee who is eligible to under this Plan pursuant to
Section 2.01 and who does not receive a minimum benefit under the defined benefit plan maintained by the Employer, and who is in the employ of the Employer on the last day of a Plan Year, shall receive a contribution equal, to
(a) minus (b) below:

          (a) 5% of total compensation for purposes of Federal Tax Form W-2 for the Plan Year

          (b)      Any contribution made pursuant to Sections 5.02 and 5.03.

5.                 In a Top-Heavy Plan Year, the figure "l.25" appearing in
Section 5.04B shall be deemed to read "1.0", unless the defined benefit plan of the Employer and any Related Employer is amended with respect to such Plan Year by changing the figures "2%" and "20%" appearing in Section 4 above to read "3%" and "30%" respectively. In any Super Top-Heavy Plan Year, the figure "1.25" appearing in Section 5.04B shall be deemed to read "1.0".

                                    EXHIBIT C

                                      LOANS

1. Subject to the conditions and limitations of this Section, a Member who has no loans outstanding from the Plan, by a request in writing filed with the Committee at least 30 days in advance, may request a loan as of the end of any calendar quarter from his Accounts A and C and Rollover Account, and the vested portion of his Account B (after all adjustments, credits and charges required as of the date have been made), subject to the limitation of Section
(5) below.

The Committee shall grant loans on a uniform and non-discriminatory basis.

The Committee shall determine whether the facts presented to it justify granting an individual Member a loan and the portion of his Account to be loaned. The Committee may require the Member to submit to it any facts it deems necessary to substantiate a member's request. All decisions of the Committee shall be final. If approved by the Committee, the portion of the Account loaned shall be paid to the Member as soon as is practicable thereafter.

In no event may more than one loan be made to a Member during any Plan Year. In addition, no Member shall have more than one loan outstanding at any time. All loans initiated prior to January 1, 2000, and any loans transferred to the Plan pursuant to a plan merger or trust-to-trust transfer shall be considered a single loan for purposes of this one-loan limitation. The loan shall be deemed to be an investment of the Account of the Member to whom the loan is made.

2. Each loan shall bear interest at a rate equal to the Prime Rate set by Chase Manhattan Bank, N.A. as of the first day of the Plan Year in which the loan is made. The interest rate charged shall not violate any applicable usury laws.

3. The terms of the loan shall be arrived at by mutual agreement between the Committee and the Member, but in no event shall such loan be outstanding for a period that exceeds five (5) years, unless the loan is used to acquire any dwelling unit which, within a reasonable time, is to be used (determined at the time the loan is made) as a principal residence of the Member, in which event the loan may be over a period not to exceed 10 years. Every loan applicant shall receive a clear statement of the charges involved on each loan transaction. This statement shall include the dollar amount and annual interest rate of the finance charge. The loan agreement shall provide that the Member (and the Member's spouse, if any) agree that distribution of the Member's Account shall be made in a lump sum at the time of retirement, death or termination of employment if any balance of the loan remains unpaid at the date of distribution, and such distribution shall be reduced by the unpaid balance of the loan.

4. Any such loan or loans shall be repaid by the Member in level installments at least quarterly through payroll deductions, and shall be adequately secured either by the Account of the Member or some other security deemed by the Committee to be adequate. Prepayment of the entire outstanding balance will be permitted at any time; otherwise no prepayment will be permitted. In the case of a Member who is no longer employed by the Employer, but who continues to be employed by a Related Company, repayment may be made by check or money order, and such a Member remains eligible to take out loans pursuant to this Exhibit C.

5. Loans made pursuant to this Exhibit C shall be limited to the amount under (i) or (ii) below, whichever is smaller: (i) $50,000 reduced by the highest outstanding balance of loans from the Plan during the one-year period ending on the day before the date such loan is made, or (ii) 50% of the vested Account balance of the Member's Accounts under this Plan. The $50,000 maximum in
(i) above applies to the total loans outstanding from this Plan and any and all other plans maintained by the Employer. No loan of less than $1,000 will be permitted.

6. For each loan that is initiated by a Participant, there will be a one-time loan initiation fee charged to the Participant.